Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Business First Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $1.00 par value per share	Other	4,153,054(1)	N/A	$93,102,495.42 (2)	0.0001476	$13,741.93 (3)	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts							$13,741.93
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$13,741.93

(1)

 Represents the maximum number of shares of Business First Bancshares, Inc. (“BFST”) common stock, par value $1.00 per share (“BFST common stock”) to be issuable upon completion of the merger described herein. This number is based on the product of (a) an exchange ratio of 0.5112 shares of BFST common stock for each share of Oakwood Bancshares, Inc. (“Oakwood”) common stock, par value $0.01 per share (“Oakwood common stock”), and (b) an estimate of the maximum number of shares of Oakwood common stock issued and outstanding as of May 31, 2024 or issuable or expected to be exchanged (including in respect of Oakwood equity awards) in connection with the merger of BFST and Oakwood, collectively equal to 8,124,127.

(2)

 Pursuant to Rules 457(c) and 457(f) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of: (A) 8,124,127 (the maximum possible number of shares of Oakwood common stock which may be cancelled and exchanged in the merger (including shares of Oakwood common stock issuable upon exercise of outstanding options to purchase Oakwood common stock), and (B) $11.46 (the book value of Oakwood common stock as of May 31, 2024, the latest practicable date prior to the date of the filing of this registration statement).

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $13,741.93, which is equal to 0.00014760 multiplied by the proposed maximum aggregate offering price of $93,102,495.42.